Exhibit 99.1


Gentleman:

In this recent filing there are several statements about me that are misleading.

1) I did NOT consent to the appointment of the new auditor. Quite to the contrary, I specifically told Jeff Barocas, CFO, who seemed to be leading the project, that I was abstaining from making any decisions on the selection of an auditor because I believed the process was not being conducted in accordance with the spirit and intent of Sarbanes Oxley. I further stated that, in my opinion, the Audit Committee, not management, should be leading the process to select an independent auditor and the Committee should be actively meeting in this effort.

2) I was NOT given the opportunity to formally interview an auditor. Mr. Barocas had a staff member from an accounting firm call me to tell me about the firm. I reported back to Mr. Barocas that the firm appeared to have the qualifications to be eligible as a potential candidate. This was not an interview and I certainly would not have endorsed a firm on the basis of this short telephone call. I was not given an opportunity to interview or even meet any principal from any firm.

3) I did NOT consent to the announcement of the appointment of the new auditor. I did not participate in nor do I have knowledge of any Audit Committee meeting conducted for the purpose of choosing an auditor. Nor was I aware that an official offer had been made to an auditor or accepted by the auditor. I was not involved in the preparation of the announcement to which you refer. I was not given the opportunity to review it and I was not aware of the contents of this report or the timing of its release. I learned that the company hired a new auditor after the announcement was made.

4) Finally, everyone was well aware of all my concerns. My interests and expectations were documented prior to my joining the board and I later circulated a memo on the topic of governance. Most importantly, my concerns were discussed numerous times with Directors and Management and in two teleconferences with the full Board, one including your legal counsel in New York.

Your statements have seriously misrepresented me and my position on these matters and I demand that you file another 8K/A and include this letter as an exhibit.